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                                                                   EXHIBIT 10.28


                            ISV-205 LICENSE AGREEMENT


         This Agreement ("Agreement") is made this 28th day of May, 1996 by and between InSite Vision Incorporated, a Delaware corporation, having offices at 965 Atlantic Avenue, Alameda, California 94501 ("InSite") and CIBA Vision Ophthalmics, a division of CIBA Vision Corporation, a Delaware corporation, having offices at 11460 Johns Creek Parkway, Duluth, Georgia 30155 ("CVO").

         WHEREAS, InSite owns certain proprietary rights and know-how relating to the manufacture, use and sale of the Compound and the Products (as defined herein); and

         WHEREAS, CVO desires to acquire and InSite is willing to grant to CVO certain rights with respect to such proprietary rights and know-how under the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the parties agree as follows:

         1. DEFINITIONS

            The following terms as used in this Agreement shall have the meaning set forth in this section.

            1.1 "Affiliate" shall mean all corporations or business entities which directly or indirectly are controlled by, control or are under common control with CVO or InSite as the case may be.

            1.2 "Agreement Period" shall mean the period commencing upon the Effective Date and extending until the expiration or termination of this Agreement pursuant to Section 17 hereof.

            1.3 "Compound" shall mean the compound known as ISV-205, which is diclofenac sodium suspended in InSite's DuraSite(R)polymer vehicle covered by the claims of * * *, including all continuations in part, divisionals, reissuances and the like of the foregoing patent application. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

            1.4 "CVO Data" shall mean any toxological, pre-clinical, or clinical data contained in CVO's IND or NDA for Voltaren Ophthalmic(R) sterile ophthalmic solution which is not in the public domain and which may not be used or referenced absent a license from CVO.


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            1.5   "DuraSite(R) means any polymer suspension drug delivery
                  vehicle which is covered by the claims of * * *, including all continuations in part, divisionals, reissuances and the like of the foregoing patent. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

            1.6   "Effective Date" shall mean the date first above written.

            1.7 "FDA" shall mean the United States Food and Drug Administration or any successor entity thereto.

            1.8 "FDCA" shall mean the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder.

            1.9 "Glaucoma Product" shall mean an ophthalmic formulation containing the Compound which is indicated for the treatment of glaucoma, or for lowering intraocular pressure or the prevention of a rise in intraocular pressure after a steroid challenge.

            1.10 "IND" shall mean an Investigational New Drug Application as defined in the FDCA.

            1.11 "Know-How" shall mean all technology, formula, trade secrets, technical data, pre-clinical and clinical data, toxicological and pharmacological data and any other information or experience owned, controlled or in the possession of or used by Insite in the development, manufacture, use or sale of the Compound, the Glaucoma Product, the SAC Product, or Other Products (all as defined herein) as well as any improvements or modifications to the know-how developed by, or by any third party for, InSite during the Agreement Period.

            1.12 "NDA" shall mean a New Drug Application as defined in the FDCA.

            1.13 "Net Sales" shall mean the amount invoiced by a party hereto, its affiliates and sub-licensees to independent third parties for the sale of the Products (as defined herein) less cash discounts and/or quantity discounts actually allowed; credit for customer returns and allowances; charges for freight, handling and transportation which are separately billed to such party and sales and use taxes and other similar taxes incurred by such party. Net Sales shall not include the value of product samples or clinical trial supplies.

            1.14 "1984 Act" shall mean the United States Drug Price Competition and Patent Term Restoration Ac USC Section 355, 35

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                  USC Section 155-156, 35 USC Section 271 and the regulations promulgated thereunder.

            1.15 "Novel Preservative" shall mean a new proprietary preservative system developed by either party * * * [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

            1.16 "Other Products" shall mean those products containing the Compound, the primary indications for which are the treatment of inflammation, pain, or photophobia (light sensitivity).

            1.17 "Patent Rights" shall mean all of InSite's right, title and interest in and to any patent or patent applications in the Territory (as herein defined), any claim of which would cover the Compound, the Products or their manufacture, use, sale, offer for sale or import including, but not limited, to those listed in Appendix A attached hereto, and any continuations, continuations in part, divisions, re-examinations, re-issues or extensions of any of the above described patents or patent applications as of the date of this Agreement or arising during the Agreement Period.

            1.18 "Products" shall mean collectively the Glaucoma Product, the SAC Product, and Other Products.

            1.19 "SAC Product" shall mean an ophthalmic formulation containing the Compound, the primary indication for which is the treatment of seasonal allergic conjunctivitis, or other forms of ocular allergies.

            1.20 "Territory" shall mean the United States of America, including its territories and possessions.


         2. GRANT

            2.1 InSite hereby grants to CVO during the Agreement Period an exclusive license subject to all the terms and conditions of this Agreement and to InSite's rights under Section 2.3 hereof, under the Patent Rights and with the right to sub-license, to develop, make, have made, use and sell the SAC Product and the Other Products in the Territory and to develop and manufacture or have manufactured the SAC Product and Other Products outside the Territory solely for sale and use within the Territory and for no other purpose.

            2.2 In addition to the rights granted in Section 2.1, and without any limitation


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                  thereof, InSite hereby grants to CVO during the Agreement
                  Period an exclusive license subject to all the terms and conditions of this Agreement and to Section 2.4 hereof with the right to sub-license, to practice the Know-How in the Territory and outside the Territory solely to develop and manufacture or have manufactured the SAC Product and the Other Products for use and sale in the Territory.

            2.3 InSite hereby reserves for itself (i) all rights under the Patent Rights or the Know-How to manufacture, have manufactured, use and sell all products other than the SAC Product and the Other Products in the Territory; and (ii) the right, without the right to further license or sub-license, under the Patent Rights and Know-How to manufacture, have manufactured, use and sell the SAC Product and the Other Products in the Territory. The rights of InSite reserved in clause (ii) above of this Section 2.3 shall not in any way be assigned or transferred to any third party; provided however that such rights may be assigned without CVO's consent in a merger, reorganization or sale of all or substantially all of InSite's assets or a transaction whereby control of InSite changes to InSite's successor in interest in such transaction; provided further that, upon the occurrence of any such transaction, if InSite is not then marketing such product, then InSite or its successor in interest shall not have the right to sell the SAC Product or Other Products in the Territory until the end of 36 months following the date of the CVO's first commercial sale of the applicable Product in the Territory (or, if there has been no commercial sale of the applicable Product in the Territory during the first year following the date of any FDA or similar registration for sale of such Product in such country in the Territory ("Product Approval"), then 48 months after Product Approval).

            2.4 In the event CVO elects not to commercialize the SAC Product or Other Product, then upon ninety (90) days prior written notice from InSite, the exclusive right and license granted to CVO under Sections 2.1 and 2.2 with respect to such SAC Product and/or Other Product shall terminate and shall revert to InSite, provided that such rights shall not be assigned or transferred to any third party, whether by way of license, merger, reorganization or sale of all or substantially all of InSite's assets, for a period of 24 months following CVO's election not to pursue commercialization or to cease marketing such Product. Following such 24 month period, Insite may assign or transfer such rights without CVO's consent. In the event that CVO has not (i) initiated clinical studies of at least one SAC Product or Other Product within three (3) years after the Effective Date; or (ii) filed for FDA approval for such SAC Product or Other Product within four (4) years after initiation of clinical trials of such product, or (iii) commercialized such SAC Product or Other Product within one
                  (1) year after FDA approval therefor whether such approval was obtained by CVO or by InSite (if InSite thereafter transferred commercialization to CVO) and CVO is marketing a product competitive with either the SAC


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                  Product or Other Product, then CVO's exclusive right and
                  license under Sections 2.1 and 2.2 with respect to such SAC Product and/or Other Product shall immediately terminate and revert to InSite, unless CVO can in good faith show that its inability to meet the foregoing timelines was beyond its reasonable control. CVO shall be deemed to have elected not to commercialize the SAC Product or Other Product if CVO fails to use such level of efforts, in accordance with CVO's business, legal, medical and scientific judgment and CVO's normal practices and procedures, to continue the development of the SAC Product or Other Product pursuant to this Agreement through pre-clinical and clinical studies and other registration directed activities with the FDA or other corresponding federal or state government agencies.

            2.5   Unless this Agreement is terminated for cause by InSite under
                  Section 17.2 or by CVO under Section 17.3, at the end of the Agreement Period, CVO shall have the unrestricted perpetual right to practice the Know-How free of charge, to manufacture, have manufactured and use such Agreement Product anywhere in the world and to sell such Agreement Product in the Territory.

         3. DEVELOPMENT

            3.1 InSite shall use commercially reasonable efforts to conduct the development work for the Products. It is understood by the parties that the formulations of the SAC Product, the Other Products and the Glaucoma Product may be identical, or there may be different formulations for the different Products.

            3.2 In the event InSite elects not to complete the initial development of either the SAC Product or any of the Other Products, CVO shall be entitled to proceed with the development of such Product(s) as InSite has abandoned and InSite will make available, subject to the terms of the license granted in Section 2.2 above, to CVO at the time of InSite's election, all of its Know-How relating only to the development of the Product(s) that InSite elects not to proceed with. CVO shall have the right to reference relevant data in InSite submissions on the Glaucoma Product in order to conduct the development of the SAC or Other Products. InSite shall make such election within one year of the Effective Date. InSite shall be deemed to have elected not to complete development of the SAC Product or any of the Other Product if InSite fails to use such level of efforts, in accordance with InSite's business, legal, medical and scientific judgment and InSite's normal practices and procedures, to continue the development of such SAC Product or such Other Product pursuant to this Agreement through pre-clinical and clinical studies and other registration directed activities with the FDA or other corresponding federal or state government agencies.

            3.3 With respect to its submissions to the FDA for any of the Products, InSite shall



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                  be entitled, but not obligated, to reference the CVO Data. In
                  Data. In the event InSite elects to reference CVO Data, CVO will cooperate and provide any and all documentation necessary to permit InSite to reference and include such data in its own filings.

            3.4 Each party will, upon request, make available to the other, under a secrecy agreement, such know-how relating to such party's Novel Preservative systems as shall be necessary to allow the requesting party to incorporate such Novel Preservative for use in the Products.

         4. ROYALTIES

            4.1 In consideration of the rights granted in Section 2 hereof, CVO shall pay InSite the royalties set forth in this Section
                  4. In consideration of, and in the event InSite exercises, the right to reference CVO Data set forth in Section 3.3 hereof, InSite shall pay CVO the royalties set forth in this Section 4.

            4.2 In the event InSite completes the development of the SAC Product or Other Product using a different formulation than the Glaucoma Product, and obtains approval for the NDA therefor, CVO shall pay InSite a royalty * * * of CVO Net Sales of the applicable Product until the later to occur (i) ten (10) years after the date of first commercial sale of such Product; or (ii) until the expiration of the last to expire patent in the Patent Rights ("CVO Royalty Period"). Notwithstanding the foregoing, in the event InSite chooses to reference the CVO Data in its regulatory filings, and InSite obtains approval for an NDA for the SAC Product or Other Product, CVO shall pay InSite a royalty * * * of CVO's Net Sales of the applicable Product during the CVO Royalty Period. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

            4.3 On the other hand, in the event InSite completes the development of the SAC Product or Other Product and the formulation for any such Product is sufficiently similar to the formulation for the Glaucoma Product as to legally allow prescription substitution of one product by the other, CVO shall pay to InSite a royalty * * * of CVO's Net Sales of such Product if InSite has referenced the CVO Data in obtaining approval of the NDA therefor, or * * * of such Net Sales if InSite has not referenced CVO Data in obtaining approval of the NDA therefor. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

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            4.4   (a) In the event InSite elects not to complete the development of the SAC Product or Other Product, and CVO completes such development and obtains an approval for the NDA therefor, and such Product has a different formulation from and cannot be legally substituted for the Glaucoma Product, CVO shall pay the following royalties depending on the stage at which InSite has stopped development of the applicable Product:

                        Prior to Commencement of Phase II                    *
                        Prior to Commencement of Phase III                   *
                        After Commencement of Phase III                      *

                      [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

                      For purposes of this Agreement, "Phase II" and "Phase III" shall have the meaning given them in the United Stated Food and Drug Act and any rules or regulations promulgated thereunder.

            (b) Nothwithstanding the foregoing, if after InSite has initiated but not completed Phase III, CVO completes the development of the SAC Product or Other Product, and such Product can be legally substituted for the Glaucoma Product, then the royalty rate payable to CVO for such Product shall be * * * spent by CVO in development costs for such Product down to a minimum rate of * * * [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.].

            4.5 In the event InSite has referenced CVO Data in obtaining approval of the NDA for the Glaucoma Product, whether or not such Product is the same formulation as the SAC or Other Products, InSite shall pay CVO a royalty of * * * InSite's Net Sales of the Glaucoma Product until the expiration of the last to expire of the patents covering Voltaren Ophthalmic. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

            4.6   The royalties payable by CVO to InSite in Section 4.2, 4.3 and
                  4.4 hereof, shall


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                  be adjusted by adding an additional * * * of Net Sales to the otherwise applicable royalty rate if the SAC Product or Other Product is formulated with an InSite Novel Preservative. Such royalties shall be reduced by * * * if the applicable Product is formulated and developed with a CVO Novel Preservative, * *
                  * and by * * *, if formulated and developed with both a CVO Novel Preservative and CVO's novel * * * replacement provided these formulations are not covered by any patent issuing from
                  * * *. It is agreed and understood that the parties will have to mutually agree on the best formulation for such product with respect to preservative, based on the most desirable product and the ability to expedite development of the product. InSite shall pay to CVO a royalty of * * * of InSite's Net Sales of the Glaucoma Product if InSite utilizes CVO's Novel Preservative in the Glaucoma Product, * * * if the Glaucoma Product utilizes CVO's novel * * * replacement and *
                  * * if the Glaucoma Product is formulated and developed with both a CVO Novel Preservative and CVO's novel * * * replacement, provided these formulations are not covered by any patent issuing from * * *. Such additional royalties shall be paid by InSite until the expiration of the last patent covering such preservative. [* INDICATES THAT MATERIAL HAS BEEN OMITTED AND CONFIDENTIAL TREATMENT HAS BEEN REQUESTED THEREFOR. ALL SUCH OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2.]

         5. TIMING OF ROYALTY PAYMENTS; RECORDS

            5.1 Within forty-five (45) days after the end of each calendar quarter, CVO shall pay to InSite and InSite shall pay to CVO the royalty payments due, if any, for that quarter in U.S. dollars.

            5.2 Together with each quarterly royalty payment, the party paying the royalty shall submit to the other a written accounting showing its computation of royalties due under this Agreement for such quarter. Said accounting shall set forth gross sales, Net Sales, and the total royalties due for the quarter in question.

            5.3 Each party shall keep full and accurate books and records reflecting its sales of the Products and the data used in arriving at Net Sales and the amount of royalties payable to the other party hereunder for no less than one (1) year after the end of each such quarter. Each party shall permit the other, at the other party's expense, to have such books and records examined by independent certified public accountants retained by the other party and acceptable to such party, during regular business hours upon reasonable advance notice, but not later than one (1) year following the rendering of any such reports, accounting and payments, and no more often than one (1) time per year. Such independent accountants shall keep confidential any information obtained


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                  during such examination and shall report to the party who
                  retained each accountant only the amounts of royalties which the independent accountant believes to be due and payable hereunder. If errors of ten percent (10%) or more in the auditing party's favor are discovered as a result of such examination, the audited party shall reimburse the auditing party for the expense of such examination and pay the deficiency immediately.

         6. WARRANTIES

                  6.1 InSite warrants and represents that:

                      (a) it is the owner or licensee with the right of
                          sublicense of the Patent Rights and Know-How and has the right to license said Patent Rights and Know-How free of any lien or encumbrance in the Territory in the manner set forth in this Agreement;

                      (b) it has not assigned or conveyed any interest in the
                          Patent Rights or Know-How which may be inconsistent with the rights granted hereunder; and

                      (c) it is a corporation duly incorporated and in good
                          standing in its state of incorporation and has all requisite power to enter into and perform this Agreement. Upon execution by the parties hereto, this Agreement shall constitute a valid and legally binding obligation of InSite, enforceable in accordance with its terms.

                  6.2 CVO warrants and represents that:

                      (a) it is the owner of the CVO Data and has the right to
                          grant a right of reference to such Data as set forth herein.

                      (b) it is a corporation duly incorporated and in good
                          standing in its state of incorporation and has all requisite power to enter into and perform this Agreement. Upon execution by the parties hereto, this Agreement shall constitute a valid and legally binding obligation of CVO enforceable in accordance with its terms.


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         7. TRANSFER AND OWNERSHIP OF KNOW-HOW

                  7.1 As part of the license granted in Section 2.1 and 2.2, and in order to enable CVO to develop, make, have made, use and sell the SAC Product and the Other Products, InSite shall either (i) make available to CVO all Know-How related to the development of such SAC Product or Other Products at the time that InSite elects not to complete the development of such Product and to turn the development of such Product over to CVO, or (ii) make available to CVO all Know-How related to marketing of such SAC Product or Other Products at the time CVO launches such Product(s). All Know-How related to the development and/or marketing of the SAC Product or Other Products generated or obtained by InSite during the Agreement Period shall be made available to CVO within thirty (30) days of its generation or receipt by InSite; provided, however, InSite shall have no obligation to make available any Know-How to CVO prior to InSite's election not to complete development of the SAC Product or one of the Other Products. All Know-How provided to CVO shall be deemed confidential information and shall be subject to the confidentiality restrictions set forth in this Agreement.

                  7.2 In the event CVO takes over the development of the SAC or Other Products, InSite shall assign to CVO the IND for such Product and the data contained therein, and all pre-clinical data and regulatory submissions for such Product, but InSite shall retain rights to use any data contained in the IND for such Product and any pre-clinical data and the right to access the same subject to the terms of this Agreement. CVO shall own all subsequent regulatory submissions for such Product, including the NDA therefor and the data contained therein, subject to InSite's rights to access the same. InSite shall be authorized to reference such submissions with respect to its other products and in the event it wishes to manufacture or market such Products pursuant to Section 2.3 hereof.

         8. CONFIDENTIALITY

                  8.1 InSite and CVO shall keep any Know-How or business information provided or made available by the other party or its Affiliates hereunder confidential, and neither InSite nor CVO shall, without the prior written consent of the other party or its Affiliates, as the case may be, use (except as expressly permitted by this Agreement), or disclose to any third party, any Know-How or business information provided or made available by the other party or its Affiliates hereunder; provided, however, that the foregoing shall not apply to information which the party receiving such information can establish by written documentation to (i) have been publicly known at the time of disclosure by the other party or its Affiliates, as the case may be, (ii) have become publicly known, without fault on its part, subsequent to such disclosure, (iii) have been


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                          otherwise known by it from a source (other than the
                          other party or its agents or Affiliates), lawfully having possession of and the right to disclose such information, or (iv) have been developed by it or its Affiliates independently of the disclosure by the other party or its Affiliates without use of the other party's Confidential Information.

                          The foregoing shall not preclude the disclosure of information by InSite or CVO:

                          (a) to its legal representatives, Affiliates, consultants, outside contractors and (if it has the right to grant the license or sublicense) its licensees and sublicensees, under like written confidentiality obligations on the part of the recipients, or

                          (b) to the extent required by law or regulation, provided that, to the extent reasonably possible, it shall give prompt written notice of the proposed disclosure to the other party or its Affiliates, as the case may be, to allow the other party or its Affiliates, as the case may be, an opportunity to object to such requirement and, if applicable, assure that confidential treatment will be accorded to such information, or

                          (c) to the extent that such information is reasonably required to be disclosed for the purpose of securing necessary governmental authorization for the clinical testing or marketing of Products, or for the purpose of conducting clinical testing or marketing of Products, or of prosecuting or defending litigation.

                  8.2 The terms of this Agreement shall not be disclosed by either party to any third party (other than as provided in Sub-sections 8.1(a), (b) and (c) or be published unless both parties expressly agree otherwise in writing. Furthermore, neither party shall use the name of the other party or its Affiliates for commercial purposes without their prior written consent. However, all of the foregoing restrictions shall not apply to the disclosure of information set forth in the form of an agreed upon press release, if any, which may be prepared in mutually agreeable format and substance for release when this Agreement becomes effective, or to disclosures required by law or regulation including, without limitation, SEC reporting requirements or FDA documentation relating to Products.


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         9. PATENTS

                  9.1 CVO acknowledges and agrees that the Regents of the University of California (the "Regents") is solely responsible for the prosecution and maintenance of the Patent Rights in the Territory at InSite's expense. InSite agrees that it will continue to meet its reimbursement obligations to the Regents.

         10. INFRINGEMENT OF PATENT RIGHTS

                  10.1 If either party shall become aware of any infringement or threatened infringement of any Patent Rights, including that contained in a notice provided under the 1984 Act by a party filing an ANDA or Paper NDA for any of the Products, then the party having such knowledge shall give notice to the other within ten
                          (10) days of becoming aware of such infringement or threatened infringement.

                  10.2 InSite shall have the right to take such action, as it deems appropriate, whether by action, suit, proceeding or otherwise, at its own expense to prevent or eliminate, the infringement of Patent Rights by others and to collect damages. CVO agrees to cooperate with InSite in any reasonable manner including, but not limited to, being named as a co-plaintiff in an action brought by InSite. InSite agrees to pay all reasonable out-of-pocket expenses (other than legal fees) incurred by CVO at the request of Insite, in the prosecution of any such action, suit or proceeding for infringement. Except for an action brought by the Regents, either alone or jointly with InSite, any damages recovered by the party bringing the action for patent infringement shall be used first to compensate that party for its out-of-pocket expenses in the prosecution of any such action, suit or proceeding for infringement and any remaining damages recovered by that party shall be apportioned between InSite and CVO in proportion to the damage incurred by each party determined in such action, suit or proceeding as a result of the infringement.

                  10.3 In the event of any substantial and adverse infringement (defined as having a material effect on the sales or future sales of any of the Products), if an action for patent infringement is not initiated by InSite pursuant to Section 10.2 or by the Regents, either alone or jointly with InSite, to prevent or eliminate the infringement of Patent Rights within ninety (90) days of receipt of notice of the infringement or threatened infringement thereof (or within thirty (30) days in the event such infringement is by notice under the 1984 Act) then within said ninety (90) days (or thirty (30) days, if applicable), CVO may, at its option, give notice to InSite that unless InSite undertakes such action, CVO shall commence an action to terminate such infringement. If InSite fails to take such action within said ninety
                          (90) days then CVO shall have the right to take such action, at its own expense, as it deems appropriate against any infringer of same. Such action by CVO may be undertaken in the name of InSite, if necessary, and InSite agrees to cooperate with CVO, and execute any necessary documents relating to such action. In the event the parties fail to bring such action to prevent or eliminate the infringement of Patent Rights within one hundred eighty (180) days of receipt of notice and unless InSite believes, based upon an opinion of its counsel, that the activity in question does not infringe the Patent Rights, CVO's obligation to pay patent royalties under Section 3 hereof shall be abated, only with respect to the specific Products claimed by the Patent Rights being infringed, until such time as InSite shall obtain discontinuance of such infringement.

                          At any time after commencement of any such infringement action by CVO, InSite shall have the right to become a party plaintiff in such action, and InSite shall have the right to assume the prosecution, conduct and control of such action at InSite's expense. Any recoveries in an action commenced by CVO shall be apportioned as specified by Section 10.2

         11. THIRD PARTY RIGHTS

                  11.1 If either party shall become aware of any action, or suit, or threat of action or suit, by a third party alleging that the manufacture, use or sale of the SAC Product or Other Product or the practice of Know-How infringes a U.S. patent, or violates any other proprietary rights in the Territory of any third party, the party aware shall promptly notify the other party of the same and fully disclose the basis therefor.

                  11.2 InSite shall have the sole right at its own expense to compromise or defend any such action or suit, or threat of action or suit, on such basis and on such terms as InSite may determine as appropriate in its sole discretion, in its own name, or jointly in the name of CVO and InSite as may be deemed necessary or appropriate by InSite, and provided that CVO shall have the right to participate at its own expense. InSite shall keep CVO reasonably informed as to the status of, and basis for, any such claim and shall consult with CVO from time to time as to the defense of such suit or action. CVO shall cooperate fully with InSite in the defense of such suit or action, including, without limitation, by making all relevant papers and records available to InSite and by making CVO's employees available for interviews and depositions and InSite agrees to pay all reasonable out-of-pocket expenses incurred by CVO at the request of InSite. Notwithstanding the foregoing, neither party shall have the right to settle any such claim without the prior written consent of the other party, which consent shall not be unreasonably withheld.

                  11.3 If, by the terms of any settlement approved by InSite, which approval shall not be unreasonably withheld, or if by a judgment, decree or decision of a court, tribunal or other authority of competent jurisdiction, CVO is required to obtain a license from a third party in order to develop, make, have made, use or sell SAC Product or Other Products (hereinafter "Third Party License") and to compensate or pay damages to such third party and/or pay royalties under such license, then any royalties payable under Section 4 of this Agreement shall be reduced by (a) any damages paid or payable by CVO to such other party and (b) the amount of royalties payable to the third party on future sales under such Third Party License, provided the amount of the reduction in the aggregate shall not be greater than one-half (1/2) of the royalties previously and hereafter payable to InSite pursuant to this Agreement.

                          The reduction of royalties shall not apply to any SAC Product or Other Products at issue in such action or suit, or threat of action or suit, to the extent the infringement is the direct result of such Product's being (i) made in whole or in part in accordance to new specifications delivered after the date of this Agreement; or (b) combined with other products or processes. CVO will indemnify InSite and its officers, directors, agents and employees from all damages, settlements, attorneys' fees and expenses related to a claim of infringement or misappropriation excluded from CVO's right to reduce royalties by this sentence and related to the sale of Products by CVO.

                  11.4 Nothing in this Section 11, or in Section 10, shall be construed as a waiver or cure of any breach of any warranties set forth in Section 6 or any release of any claim by CVO as may be appropriate relating thereto.

         12. PRODUCT LIABILITY

                  12.1 CVO shall defend, indemnify and hold InSite harmless from any product liability claims and from any product liability damages arising from the manufacture, use, sale or importation by CVO of the SAC Product or Other Products in the Territory, provided that InSite notifies CVO of any such claims within ten (10) days of receipt thereof and reasonably cooperates with CVO in defending against such claims. CVO shall have complete control and over the defense and/or disposition of any such claim.

                  12.2 InSite shall defend and hold CVO harmless from any product liability claims and from any product liability damages arising from the manufacture, use, sale or importation by InSite of the Glaucoma Product, SAC Product or Other Products, provided that CVO notifies InSite of any such claims within ten (10) days of receipt thereof and reasonably cooperates with InSite in defending against such claims. InSite shall have complete control over the defense and/or disposition of any such claim.

         13. PATENT TERM EXTENSION

                  13.1 InSite shall use its reasonable efforts to cooperate with the Regents in the filing of an application for an extension of any United States patent falling within the Patent Rights and to execute all documents and take any action reasonably necessary in connection therewith.

         14. LIMITATION OF LIABILITY

                          EXCEPT AS OTHERWISE PROVIDED BELOW, NEITHER PARTY SHALL BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY:

                              (A) FOR ANY AMOUNTS IN EXCESS OF THE AGGREGATE OF ROYALTIES PAID TO IT, OR

                              (B)   FOR ANY MATTER BEYOND ITS REASONABLE
                                    CONTROL.

                          THE LIMITATIONS IN THIS SECTION 14 SHALL NOT APPLY TO CLAIMS OF INDEMNIFICATION UNDER SECTION 12 HEREOF OR TO ACTIONS OF CVO BEYOND THE SCOPE OF THE LICENSE GRANTED HEREUNDER.

         15. TRADEMARKS

             CVO shall market the SAC Product and the Other Products under a trademark owned by CVO which shall be different than the trademark under which InSite markets the Glaucoma Product.

         16. NOTICES

             All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission, or mailed postage prepaid by first class certified or registered mail, or sent by a nationally recognized express courier service, or hand delivered at the following addresses:

                           CIBA Vision Ophthalmics
                           11460 Johns Creek Parkway
                           Duluth, Georgia 30155-1518
                           Attn: President

                           InSite Vision Incorporated
                           965 Atlantic Avenue
                           Alameda, California 94501

                           Attn:  Chief Executive Officer

                  Any notice, if mailed properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission if hand delivered or sent by facsimile transmission.

         17.      TERM AND TERMINATION

                  17.1 The term of this Agreement shall begin as of the date hereof and shall remain in effect until the expiration of the last to expire patent among those patents referred to in Section 4 hereof unless earlier terminated as permitted hereunder.

                  17.2 In the event of a breach or default of this Agreement by either party which is not cured within ninety (90) days after the receipt of notice thereof from the other party, the party not in breach or default shall be entitled (without prejudice to any of its other rights) to terminate this Agreement by giving notice to take effect immediately.

                  17.3 CVO may terminate this Agreement and the licenses granted hereunder at any time, without cause, at which time CVO, and its Affiliates and sublicensees, as applicable, shall return to InSite all documented or written Know-How previously provided to CVO by InSite pursuant to Section 7 of this Agreement.

                  17.4 The termination of this Agreement shall not release either party from any obligation (including, without limitation, payment) which matured prior to the effective date of the termination.

                  17.5 The obligations set forth in Sections 8 and 12 shall survive the termination or expiration of this Agreement.

         18. FORCE MAJEURE

                  18.1 Neither party shall be responsible or liable to the other hereunder for failure or delay in performance (except obligations to pay) of this Agreement due to any war, fire, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond such party's reasonable control. In addition, in the event of the applicability of this Section , the party affected by such force majeure shall use reasonable efforts, consistent with good business judgment, to eliminate, cure and overcome any of such causes and resume performance of its obligations.

         19. ASSIGNMENT

                  19.1 This Agreement and all rights and obligations hereunder are personal to the parties hereto and, may not be assigned, except pursuant to Sections 2.3 and
                          2.4 hereof, without the express prior written consent of the other. Notwithstanding the foregoing, either party may assign this Agreement to an entity controlled by, or under common control with or representing a successor in interest without a change in control of the original party. Any assignment or attempt at same in the absence of such prior written consent shall be void and without effect.

         20. GOVERNING LAW

                  20.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws provisions thereof.

         21. SEVERABILITY

                  21.1 If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. In the event any provision shall be held invalid, illegal or unenforceable, the parties shall use best efforts to substitute a valid, legal and enforceable provision which, insofar as possible, implements the purposes hereof.

         22. NO WAIVER

                  22.1 The failure of any party hereto at any time or times to require performance of any provisions hereof shall in no manner affect its rights to enforce such provision at a later time.

         23. ENTIRE AGREEMENT

                  23.1 This Agreement constitutes the entire understanding between the parties relating to the subject matter thereof, and no amendment or modification to this Agreement shall be valid or binding upon the parties unless made in writing and signed by the representatives of such parties.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                      CIBA VISION OPHTHALMICS
                                      a Division of CIBA Vision Corporation



                                      By:       /s/ STEPHEN M. MARTIN
                                          --------------------------------------

                                      Name:  Stephen M. Martin

                                      Title:  President



                                      INSITE VISION INCORPORATED



                                      By:  /s/ S.K. CHANDRASEKARAN
                                           -------------------------------------
                                      Name:  S. Kumar Chandrasekaran

                                      Title:  CEO

                                   APPENDIX A

                                                                   Filed/Issued/
INSITE LICENSED PATENTS     Patent/Application           Date         Allowed

J. ROBINSON, BIOADHESIVE         4,615,697   P         10/07/86         I
COMPOSITIONS
AND TREATMENT THEREWITH          4,983,392   P         01/08/91         I
                                 5,225,196   P         07/06/93         I


INSITE PATENTS

OPHTHALMIC SUSPENSIONS            5,192,535  P         03/09/93         I

         *                         *         *           *              *

         *                         *         *           *              *



19